EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
EPR Properties:

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-211813, Form S-8 No. 333-76625 and Form S-8 No. 333-159465, Form S-8 No. 333-142831 and Form S-8 No. 333-189028, Form S-8 No. 333-211815, Form S-4 No. 333-78803, as amended and Form S-3 No. 333-211812) of EPR Properties of our reports dated February 24, 2016, except as to Note 21, which is as of December 5, 2016, with respect to the consolidated balance sheets of EPR Properties and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows, for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedules, including Schedule II - Valuation and Qualifying Accounts and Schedule III - Real Estate and Accumulated Depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear herein. Our report refers to the Company’s adoption of FASB Accounting Standards Update (ASU) No. 2015-03, Simplifying the Presentation of Debt Issue Costs in 2015 and No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity in 2014.

/s/ KPMG LLP

Kansas City, Missouri
December 5, 2016